Exhibit 99.1

LMI Aerospace Names Daniels Chairman of the Board

ST. LOUIS, May 6, 2015 - LMI Aerospace Inc. (Nasdaq: LMIA) ("LMI" or the "Company"), has named Gerald E. “Jerry” Daniels chairman of its board of directors, effective April 30, 2015.

“Jerry has proven himself an invaluable member of LMI’s board as the company implements its strategy to grow the business,” said LMI Chief Executive Officer Dan Korte. “His decades of corporate and operational leadership in the aerospace and defense industries will continue to serve LMI well in his new role as chairman of the board.”

Daniels succeeds Ronald S. Saks, the former chief executive of LMI, who served as the board’s non-executive chairman since March 2014. Saks remains a member of the board and serves on its Corporate Governance & Nominating Committee.

With Daniels’ appointment as chairman, John Eulich vacates his role as lead director. Eulich remains a member of the board, is now chair of the Corporate Governance & Nominating Committee, and continues his service on the Audit Committee and Compensation Committee.

Daniels has been a member of LMI’s board since July 2014. In addition to serving as chairman of the board, he serves on the Audit committee. Daniels is the former chief executive and vice chairman of Engineered Support Systems Inc., and former chief executive of Boeing Military Aircraft and Missile Systems.

About LMI Aerospace
LMI Aerospace Inc. is a leading supplier of structural solutions and engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Based in St. Louis, LMI has 27 operations located across the United States and in Mexico, the United Kingdom, Australia and Sri Lanka. For more information visit: www.lmiaerospace.com.

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Contact:

Amy Horton
Director, Corporate Communications
636-916-2130

411 Fountain Lakes Blvd
St. Charles, Missouri 63301
ph: 636.946.6525
fx: 636.949.1576
www.lmiaerospace.com